HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2018

MUSCATINE, Iowa (October 22, 2018) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 29, 2018 of $611.1 million and net income of $39.9 million. GAAP net income per diluted share was $0.89 compared to $0.84 in the prior year. Non-GAAP net income per diluted share was $0.90 compared to $0.82 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Summary Comments
"We are pleased with our overall results for the third quarter. Our supplies-driven business grew 12 percent in the quarter while delivering strong profit improvement. We also successfully made it through the majority of our BST transition and generated over $10 million dollars of net productivity and cost savings. I like our market positions and feel good about our path to increasing long-term shareholder value," said Jeff Lorenger, HNI Corporation President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 29, 2018	September 30, 2017	Change
GAAP
Net Sales	$611.1	$599.5	1.9%
Gross Profit %	38.2%	36.9%	130	bps
SG&A %	29.4%	28.3%	110	bps
Gain on sale and license of assets %	—%	(1.1%)	110	bps
Restructuring charges %	0.0%	0.1%	-10	bps
Operating Income	$53.6	$57.7	(7.1%)
Operating Income %	8.8%	9.6%	-80	bps
Effective Tax Rate	21.9%	33.3%
Net Income %	6.5%	6.2%	30	bps
EPS – diluted	$0.89	$0.84	6.0%

Non-GAAP
Gross Profit %	38.2%	37.8%	40	bps
Operating Income	$53.9	$56.8	(5.1%)
Operating Income %	8.8%	9.5%	-70	bps
EPS – diluted	$0.90	$0.82	9.8%

Third Quarter Summary Comments

•
Consolidated net sales increased $11.7 million or 1.9 percent from the prior year quarter to $611.1 million. On an organic basis, sales increased 4.6 percent. The net impact of closing and divesting small office furniture companies decreased sales $15.0 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
GAAP gross profit margin increased 130 basis points compared to the prior year quarter. Of this increase, 40 basis points were driven by productivity gains and improved price realization, partially offset by increased input costs and lower volume in the contract office furniture business. The remaining increase of 90 basis points was due to lower restructuring and transition costs.

•
Selling and administrative expenses as a percent of sales increased 110 basis points compared to the prior year quarter. This increase was primarily due to higher incentive based compensation, strategic investments, amortization from the BST investment, and the impact of stock price change on deferred compensation, partially offset by higher sales and the impact of closing and divesting small office furniture companies.

•
In the third quarter 2017, the Corporation recorded a $6.0 million nonrecurring gain from the sale and license of a previously acquired intangible asset and an $0.8 million gain on the sale of a closed facility.

•
The Corporation's effective tax rate has declined to 21.9% for the quarter from 33.3% in the prior year quarter. This decrease is due to the enactment of the Tax Cuts and Jobs Act in 2017. Net income per diluted share benefited from the lower tax rate.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 29, 2018	September 30, 2017	Change
GAAP
Net Sales	$471.7	$465.3	1.4%
Operating Profit	$46.1	$39.7	16.0%
Operating Profit %	9.8%	8.5%	130	bps

Non-GAAP
Operating Profit	$46.1	$44.5	3.5%
Operating Profit %	9.8%	9.6%	20	bps

•
Third quarter office furniture net sales increased $6.4 million or 1.4 percent from the prior year quarter to $471.7 million. On an organic basis, sales increased 4.7 percent primarily driven by growth in the supplies-driven business, partially offset by a decrease in the contract business. The net impact of closing and divesting small office furniture companies decreased sales $15.0 million compared to the prior year quarter.

•
Third quarter office furniture GAAP operating profit margin increased 130 basis points. Of this increase, 20 basis points were driven by productivity gains, improved price realization, and the impact of closing and divesting small office furniture companies, partially offset by increased input costs, lower volume in the contract business, strategic investments, and amortization from the BST investment. The remaining increase of 110 basis points was due to lower restructuring and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 29, 2018	September 30, 2017	Change
GAAP
Net Sales	$139.4	$134.1	3.9%
Operating Profit	$21.8	$28.7	(24.1%)
Operating Profit %	15.7%	21.4%	-570	bps

Non-GAAP
Operating Profit	$22.1	$23.0	(4.0%)
Operating Profit %	15.9%	17.2%	-130	bps

•	Third quarter hearth products net sales increased $5.3 million or 3.9 percent from the prior year quarter to $139.4 million driven by increases in the new construction and retail businesses.

•
Third quarter hearth products GAAP operating profit margin decreased 570 basis points. Of this decline, 130 basis points were driven by increased input costs, higher incentive based compensation, and strategic investments, partially offset by productivity gains, higher sales volume, and improved price realization. The remaining decrease of 440 basis points was due to nonrecurring gains in the prior year quarter, partially offset by lower restructuring and transition costs.

Outlook
"We expect strong profit growth in the fourth quarter driven by productivity gains and cost savings. We continue to see inflationary pressures, including impacts from the new tariffs, and are taking action to offset them. We are forecasting lower contract volume than we previously expected, which will impact our fourth quarter results. I continue to have confidence in our competitive positions and market momentum. I am excited about opportunities to grow our businesses and deliver improved earnings for our shareholders," said Mr. Lorenger.

The Corporation estimates full year non-GAAP earnings per share to be in the range of $2.35 to $2.45, which excludes restructuring and transition costs. This compares to prior guidance of non-GAAP earnings per share of $2.35 to $2.55. The impact of lower fourth quarter contract office furniture volume is the primary driver of the narrowed earnings outlook.

For the fourth quarter, the Corporation expects organic sales to be up 5 to 8 percent compared to the same quarter last year. Including the impact of closing and divesting small office furniture companies, fourth quarter sales are expected to be up 2 to 5 percent. Fourth quarter non-GAAP earnings per share are anticipated to be in the range of $0.91 to $1.01, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Tuesday, October 23, 2018 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2018 results. To participate, call 1-877-512-9166 – conference ID number 7386549. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Tuesday, October 30, 2018, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 7386549.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. The Corporation sells the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. The Corporation's hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; the Corporation's ability to successfully execute its business software system integration; the Corporation's ability to achieve desired results from closures and structural cost reduction initiatives; the Corporation's ability to achieve the anticipated benefits from integrating its acquired businesses and alliances; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; the impact of recent tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$611,120	$599,455	$1,659,803	$1,591,607
Cost of sales	377,789	378,211	1,048,683	1,011,888
Gross profit	233,331	221,244	611,120	579,719
Selling and administrative expenses	179,577	169,547	524,445	495,897
Gain on sale and license of assets	—	(6,805)	—	(6,805)
Restructuring charges	128	783	2,303	3,325
Operating income	53,626	57,719	84,372	87,302
Interest income	80	71	282	467
Interest expense	2,602	1,835	7,657	4,228
Income before income taxes	51,104	55,955	76,997	83,541
Income taxes	11,197	18,624	16,033	27,573
Net income	39,907	37,331	60,964	55,968
Less: Net income (loss) attributable to non-controlling interest	0	60	(50)	12
Net income attributable to HNI Corporation	$39,907	$37,271	$61,014	$55,956

Average number of common shares outstanding – basic	43,822,757	43,682,805	43,616,046	43,970,377
Net income attributable to HNI Corporation per common share – basic	$0.91	$0.85	$1.40	$1.27
Average number of common shares outstanding – diluted	44,678,824	44,479,117	44,349,456	45,078,719
Net income attributable to HNI Corporation per common share – diluted	$0.89	$0.84	$1.38	$1.24

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	September 29, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$43,738	$23,348
Short-term investments	1,880	2,015
Receivables	254,898	258,551
Inventories	174,551	155,683
Prepaid expenses and other current assets	38,839	49,283
Total Current Assets	513,906	488,880

Property, Plant, and Equipment:
Land and land improvements	28,120	28,593
Buildings	292,048	306,137
Machinery and equipment	553,236	556,571
Construction in progress	31,243	39,788
	904,647	931,089
Less accumulated depreciation	525,316	540,768
Net Property, Plant, and Equipment	379,331	390,321

Goodwill and Other Intangible Assets	480,812	490,892

Deferred Income Taxes	193	193

Other Assets	21,504	21,264

Total Assets	$1,395,746	$1,391,550

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$430,723	$450,128
Current maturities of long-term debt	720	36,648
Current maturities of other long-term obligations	4,518	2,927
Total Current Liabilities	435,961	489,703

Long-Term Debt	249,334	240,000

Other Long-Term Liabilities	77,628	70,409

Deferred Income Taxes	79,749	76,861

Equity:
HNI Corporation shareholders' equity	552,574	514,068
Non-controlling interest	500	509

Total Equity	553,074	514,577

Total Liabilities and Equity	$1,395,746	$1,391,550

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Net cash flows from (to) operating activities	$115,037	$57,344
Net cash flows from (to) investing activities	(26,104)	(94,828)
Net cash flows from (to) financing activities	(68,543)	23,588
Net increase (decrease) in cash and cash equivalents	20,390	(13,896)
Cash and cash equivalents at beginning of period	23,348	36,312
Cash and cash equivalents at end of period	$43,738	$22,416

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net Sales:
Office furniture	$471,687	$465,312	$1,276,480	$1,231,737
Hearth products	139,433	134,143	383,323	359,870
Total	$611,120	$599,455	$1,659,803	$1,591,607

Income Before Income Taxes:
Office furniture	$46,075	$39,729	$66,207	$65,856
Hearth products	21,824	28,737	55,250	52,651
General corporate	(14,273)	(10,747)	(37,085)	(31,205)
Operating Income	53,626	57,719	84,372	87,302
Interest expense, net	2,522	1,764	7,375	3,761
Total	$51,104	$55,955	$76,997	$83,541

Depreciation and Amortization Expense:
Office furniture	$11,012	$12,132	$33,202	$37,515
Hearth products	2,026	1,973	6,080	8,167
General corporate	5,569	3,955	16,605	8,842
Total	$18,607	$18,060	$55,887	$54,524

Capital Expenditures (including capitalized software):
Office furniture	$10,324	$27,102	$35,321	$64,467
Hearth products	2,150	5,606	6,317	12,818
General corporate	2,181	7,095	5,341	26,606
Total	$14,655	$39,803	$46,979	$103,891

			As of September 29, 2018	As of December 30, 2017
Identifiable Assets:
Office furniture			$817,753	$821,767
Hearth products			360,609	347,189
General corporate			217,384	222,594
Total			$1,395,746	$1,391,550

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both years presented include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China and between office furniture facilities in Muscatine, Iowa. Specific restructuring items incurred include severance and accelerated depreciation. Specific transition items incurred include production move costs. Specific transactions in third quarter 2017 excluded for purposes of our other non-GAAP financial information included in this earnings release include a nonrecurring gain on the sale and license of a previously acquired intangible asset and the gain on the sale of a closed manufacturing facility.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the next quarter and full fiscal year. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 29, 2018			September 30, 2017
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$471.7	$139.4	$611.1	$465.3	$134.1	$599.5
% change from PY	1.4%	3.9%	1.9%

Less: Closure and Divestitures	0.1	—	0.1	15.1	—	15.1

Organic Sales (non-GAAP)	$471.6	$139.4	$611.0	$450.2	$134.1	$584.4
% change from PY	4.7%	3.9%	4.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 29, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$233.3	$53.6	$11.2	$39.9	$0.89
% of net sales	38.2%	8.8%		6.5%
Tax %			21.9%

Restructuring charges	—	0.1	0.0	0.1	0.00
Transition costs	0.2	0.2	0.1	0.1	0.01

Results (non-GAAP)	$233.5	$53.9	$11.3	$40.1	$0.90
% of net sales	38.2%	8.8%		6.6%
Tax %			21.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 30, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$221.2	$57.7	$18.6	$37.3	$0.84
% of net sales	36.9%	9.6%		6.2%
Tax %			33.3%

Restructuring charges	1.6	2.3	0.8	1.5	0.03
Transition costs	3.6	3.6	1.2	2.4	0.05
Nonrecurring gain	—	(6.0)	(2.0)	(4.0)	(0.09)
Gain on sale of assets	—	(0.8)	(0.3)	(0.5)	(0.01)

Results (non-GAAP)	$226.4	$56.8	$18.3	$36.7	$0.82
% of net sales	37.8%	9.5%		6.1%
Tax %			33.3%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	September 29, 2018	September 30, 2017	Percent Change
Operating profit as reported (GAAP)	$46.1	$39.7	16.0%
% of net sales	9.8%	8.5%

Restructuring charges	0.0	2.0
Transition costs	0.0	2.8

Operating profit (non-GAAP)	$46.1	$44.5	3.5%
% of net sales	9.8%	9.6%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	September 29, 2018	September 30, 2017	Percent Change
Operating profit as reported (GAAP)	$21.8	$28.7	(24.1%)
% of net sales	15.7%	21.4%

Restructuring charges	0.1	0.3
Transition costs	0.2	0.8
Nonrecurring gain	—	(6.0)
Gain on sale of assets	—	(0.8)

Operating profit (non-GAAP)	$22.1	$23.0	(4.0%)
% of net sales	15.9%	17.2%